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                                                                      Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1/Amendment No. 10 to the Registration Statement No. 333-133673/811-7982 on Form N-6 of our report dated March 26, 2007, relating to the financial statements of Paragon Separate Account C, and the use of our reports dated April 2, 2007 and April 11, 2007, relating to the consolidated financial statements of Metropolitan Life Insurance Company and the consolidated financial statements of General American Life Insurance Company, respectively, (the "Companies") (which reports express unqualified opinions and each includes an explanatory paragraph referring to the change in the method of accounting for defined benefit pension and other postretirement plans, and for certain non-traditional long duration contracts and separate accounts as required by new accounting guidance which the Companies adopted on December 31, 2006, and January 1, 2004, respectively), each appearing in the Statement of Additional Information which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
April 16, 2007